Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces First Quarter 2023 Results

•	Net income for the three months ended March 31, 2023 was $2.32 million compared to $3.45 million for the quarter ending December 31, 2022 and $4.71 million for the three months ended March 31, 2022, which included $1.03 million of non-taxable proceeds on bank-owned life insurance.

•	At March 31, 2023, the Company’s tier one leverage ratio and risked-based capital ratios were 11.93% and 29.36%, respectively, and the Company is considered to be “well-capitalized.”

•	The Board of Directors approved a quarterly cash dividend of $0.23 per share, representing Territorial Bancorp Inc.’s 54th consecutive quarterly dividend.

Honolulu, Hawaii, April 27, 2023- Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $2.32 million, or $0.26 per diluted share, for the three months ended March 31, 2023.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.23 per share. The dividend is expected to be paid on May 25, 2023 to stockholders of record as of May 11, 2023.

Allan Kitagawa, Chairman and Chief Executive Officer, said “While the current interest rate cycle and recent market events have made it very challenging for all banks, we expect our strong capital, solid asset quality and liquidity to sustain us through this cycle. We remain well-positioned to serve our community in the future."

Interest Income

Net interest income decreased by $1.71 million to $12.09 million for the three months ended March 31, 2023 from $13.80 million for the three months ended March 31, 2022. Total interest income was $16.72 million for the three months ended March 31, 2023 compared to $14.96 million for the three months ended March 31, 2022. The $1.76 million increase in total interest income was primarily due to a $1.12 million increase in interest earned on investment securities and a $551,000 increase in interest earned on other investments. The increase in interest income on investment securities resulted from an $83.47 million increase in the average securities balance together with a 37 basis point increase in the average securities yield. Interest income on other investments rose by $551,000 from $176,000 for the three months ended March 31, 2022 to $727,000 for the three months ended March 31, 2023. The increase in interest income on other investments is primarily due to a 237 basis point increase in the interest rate paid on cash balances at the Federal Reserve Bank.

Interest Expense and Provision for Credit Losses

Total interest expense increased by $3.48 million to $4.63 million for the three months ended March 31, 2023 from $1.15 million for the three months ended March 31, 2022. Interest expense on deposits increased by $2.93 million to $3.53 million for the three months ended March 31, 2023 from $597,000 for the three months ended March 31, 2022. The increase in interest expense on deposits was primarily due to an increase in interest expense on certificates of deposit (CD). Interest expense on CDs rose by $2.78 million from $388,000 for the three months ended March 31, 2022 to $3.17 million for the three months ended March 31, 2023. The increase in interest expense was primarily due to a 214 basis point increase in the average cost of CDs and a $230.67 million increase in the average CD balance. The increase in the average cost of CDs occurred as interest rates were raised in response to the increase in market interest rates. The increase in the average balance of CDs occurred as customers transferred balances from lower rate savings accounts to higher rate CDs. Interest expense on Federal Home Loan Bank (FHLB) advances rose from $511,000 for the three months ended March 31, 2022 to $1.05 million for the three months ended March 31, 2023. The increase in interest expense on FHLB advances rose primarily because of a 74 basis point increase in the average cost of advances and a $51.33 million increase in the average advance balance. Additional FHLB advances were obtained during the three months ended March 31, 2023 to enhance the Company’s liquidity and to let interest rate-sensitive CDs from state and local governments mature without being renewed.

The Company reversed $100,000 and $168,000, respectively, of credit loss provisions in the three months ended March 31, 2023 and March 31, 2022. The reversal of credit loss provisions is primarily due to improvements in local economic conditions.

Noninterest Income

Noninterest income was $589,000 for the three months ended March 31, 2023 compared to $1.65 million for the three months ended March 31, 2022. The decrease in noninterest income was primarily due to the Company receiving $1.03 million in proceeds on bank-owned life insurance during the three months ended March 31, 2022.

Noninterest Expense

Noninterest expense was $9.61 million for the three months ended March 31, 2023 compared to $9.60 million for the three months ended March 31, 2022. Salaries and employee benefits decreased by $209,000 to $5.40 million for the three months ended March 31, 2023 from $5.61 million for the three months ended March 31, 2022. The decrease in salaries and employee benefits is due to a decrease in stock benefit plan expenses and deferred compensation accruals. Federal deposit insurance premium expense rose from $141,000 for the three months ended March 31, 2022 to $245,000 for the three months ended March 31, 2023 because of an increase in the FDIC insurance premium rate. Equipment expense rose from $1.20 million for the three months ended March 31, 2022 to $1.31 million for the three months ended March 31, 2023 because of an increase in data processing expenses.

Income Taxes

Income tax expense for the three months ended March 31, 2023 was $851,000 with an effective tax rate of 26.87% compared to $1.32 million with an effective tax rate of 21.85% for the three months ended March 31, 2022. The decrease in income tax expense was primarily due to a $2.86 million decrease in income before income taxes during the three months ended March 31, 2023 compared to the three months ended March 31, 2022. The increase in the effective tax rate during the three months ended March 31, 2023 occurred when the Company received $1.03 million of non-taxable proceeds on bank-owned life insurance during the three months ended March 31, 2022.

Balance Sheet

Total assets were $2.21 billion at March 31, 2023 and $2.17 billion at December 31, 2022. Loans receivable decreased by $3.45 million and was $1.29 billion at March 31, 2023 and at December 31, 2022. The decrease in loans receivable occurred as loan repayments and sales exceeded new loan originations. Investment securities, including available for sale securities, decreased by $1.92 million to $736.67 million at March 31, 2023 from $738.59 million at December 31, 2022. The decrease in investment securities occurred as principal repayments on mortgage-backed securities exceeded new purchases. Cash and cash equivalents increased by $44.31 million to $84.86 million at March 31, 2023 from $40.55 million at December 31, 2022. Deposits decreased by $54.18 million from $1.72 billion at December 31, 2022 to $1.66 billion at March 31, 2023. The decrease in deposits included a planned decrease of $32.72 million in public deposits. The remaining $21.46 million decrease in retail deposits occurred as customers sought higher interest rates on their funds than what the Company pays. FHLB advances increased by $105.00 million to $246.00 million at March 31, 2023 from $141.00 million at December 31, 2022. The proceeds from the advances were used to enhance liquidity and to let interest rate-sensitive CDs from state and local governments mature without being renewed. Total stockholders’ equity decreased to $253.76 million at March 31, 2023 from $256.55 million at December 31, 2022. The decrease in stockholders’ equity occurred primarily because the Company’s dividends paid to shareholders, share repurchases, and the impact to retained earnings from the adoption of the current expected credit loss (CECL) standard to calculate its allowance for credit losses exceeded the Company’s net income and the allocation of ESOP shares.

Capital Management

The Company is in its twelfth share repurchase program and repurchased 66,841 shares during the three months ending March 31, 2023. Through March 31, 2023, the Company has repurchased 4,233,912 shares in all of its share repurchase programs. The shares repurchased represent 34.61% of the total shares issued in its initial public offering.

Asset Quality

The Company had $967,000 of delinquent mortgage loans 90 days or more past due at March 31, 2023 compared to $559,000 of delinquent mortgage loans 90 days or more past due at December 31, 2022. Non-performing assets totaled $2.37 million at March 31, 2023 compared to $2.30 million at December 31, 2022. The ratio of non-performing assets to total assets was 0.11% at March 31, 2023 and December 31, 2022. The allowance for credit losses at March 31, 2023 was $5.13 million and represented 0.40% of total loans compared to $2.03 million and 0.16% of total loans as of December 31, 2022. The increase in the ratio of allowance for credit losses to total loans occurred when the Company adopted the CECL accounting standard to calculate its allowance for credit losses on January 1, 2023. Upon adoption of the standard, the Company recorded a $3.16 million increase to its allowance for credit losses. The ratio of the allowance for credit losses to non-performing loans rose to 216.15% at March 31, 2023 from 88.31% at December 31, 2022 as a result of the increase in the allowance for credit losses.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 29 branch offices in the state of Hawaii. For additional information, please visit the Company’s website at: https://www.tsbhawaii.bank.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the effect of any pandemic disease, including COVID-19, natural disaster, war, act of terrorism, accident or similar action or event;

•	general economic conditions, either internationally, nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer demand, spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	the timing and amount of revenues that we may recognize;

•	the value and marketability of collateral underlying our loan portfolios;

•	our ability to retain key employees;

•	cyberattacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems;

•	technological change that may be more difficult or expensive than expected;

•	the ability of third-party providers to perform their obligations to us;

•	the ability of the U.S. Government to manage federal debt limits;

•	the quality and composition of our investment portfolio;

•	changes in market and other conditions that would affect our ability to repurchase our common stock; and

•	changes in our financial condition or results of operations that reduce capital available to pay dividends.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share data)

	March 31,	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$84,860	$40,553
Investment securities available for sale	21,073	20,821
Investment securities held to maturity, at amortized cost (fair value of $602,045 and $591,084 at March 31, 2023 and December 31, 2022, respectively).	715,601	717,773
Loans receivable, net	1,291,310	1,294,764
Federal Home Loan Bank stock, at cost	12,444	8,197
Federal Reserve Bank stock, at cost	3,177	3,170
Accrued interest receivable	6,128	6,115
Premises and equipment, net	7,422	7,599
Right-of-use asset, net	13,901	14,498
Bank-owned life insurance	47,986	47,783
Deferred income tax assets, net	2,097	1,643
Prepaid expenses and other assets	6,828	6,676
Total assets	$2,212,827	$2,169,592

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,661,973	$1,716,152
Advances from the Federal Home Loan Bank	246,000	141,000
Securities sold under agreements to repurchase	10,000	10,000
Accounts payable and accrued expenses	22,453	24,180
Lease liability	14,720	15,295
Income taxes payable	1,034	838
Advance payments by borrowers for taxes and insurance	2,886	5,577
Total liabilities	1,959,066	1,913,042

Stockholders' Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,006,551 and 9,071,076 shares as of March 31, 2023 and December 31, 2022, respectively.	90	91
Additional paid-in capital	50,556	51,825
Unearned ESOP shares	(2,814)	(2,936)
Retained earnings	213,336	215,314
Accumulated other comprehensive loss	(7,407)	(7,744)
Total stockholders’ equity	253,761	256,550
Total liabilities and stockholders’ equity	$2,212,827	$2,169,592

Territorial Bancorp Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31
	2023	2022
Interest income:
Loans	$11,454	$11,357
Investment securities	4,540	3,423
Other investments	727	176
Total interest income	16,721	14,956

Interest expense:
Deposits	3,530	597
Advances from the Federal Home Loan Bank	1,054	511
Securities sold under agreements to repurchase	46	44
Total interest expense	4,630	1,152

Net interest income	12,091	13,804
Reversal of provision for credit losses	(100)	(168)

Net interest income after reversal of provision for credit losses	12,191	13,972

Noninterest income:
Service fees on loan and deposit accounts	310	341
Income on bank-owned life insurance	203	197
Gain on sale of loans	1	18
Other	75	1,097
Total noninterest income	589	1,653

Noninterest expense:
Salaries and employee benefits	5,404	5,613
Occupancy	1,623	1,594
Equipment	1,312	1,196
Federal deposit insurance premiums	245	141
Other general and administrative expenses	1,029	1,054
Total noninterest expense	9,613	9,598

Income before income taxes	3,167	6,027
Income taxes	851	1,317
Net income	$2,316	$4,710

Basic earnings per share	$0.26	$0.52
Diluted earnings per share	$0.26	$0.52
Cash dividends paid per common share	$0.23	$0.23
Basic weighted-average shares outstanding	8,774,634	8,980,135
Diluted weighted-average shares outstanding	8,806,744	9,014,454

Territorial Bancorp Inc. and Subsidiaries

Selected Financial Data (Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Performance Ratios (annualized):
Return on average assets	0.43%	0.90%
Return on average equity	3.67%	7.39%
Net interest margin on average interest earning assets	2.30%	2.72%
Efficiency ratio (1)	75.81%	62.09%

	At	At
	March	December
	31, 2023	31, 2022
Selected Balance Sheet Data:
Book value per share (2)	$28.18	$28.28
Stockholders' equity to total assets	11.47%	11.83%

Asset Quality
(Dollars in thousands):
Delinquent loans 90 days past due and not accruing	$967	$559
Non-performing assets (3)	$2,372	$2,301
Allowance for credit losses	$5,127	$2,032
Non-performing assets to total assets	0.11%	0.11%
Allowance for credit losses to total loans	0.40%	0.16%
Allowance for credit losses to non-performing assets	216.15%	88.31%

Note:

(1) Efficiency ratio is equal to noninterest expense divided by the sum of net interest income and noninterest income

(2) Book value per share is equal to stockholders' equity divided by number of shares issued and outstanding

(3) Non-performing assets consist of non-accrual loans and real estate owned.  Amounts are net of charge-offs